Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2021

McLean, VA, February 2, 2022: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2021. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2021	September 30, 2021	Change	% Change
Total investment income	$16,167	$14,361	$1,806	12.6%
Total expenses, net of credits	(7,007)	(7,522)	515	(6.8)

Net investment income	9,160	6,839	2,321	33.9
Net investment income per common share	0.27	0.20	0.07	35.0
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	13,180	(110)	13,290	NM
Net unrealized appreciation	(10,237)	26,014	(36,251)	(139.4)
Net increase in net assets resulting from operations	12,103	32,743	(20,640)	(63.0)
Weighted average yield on interest-bearing investments	10.3%	10.3%	—%	—
Total invested	$110,794	$27,551	$83,243	302.1
Total repayments and net proceeds	96,799	2,791	94,008	NM

As of:	December 31, 2021	September 30, 2021	Change	% Change
Total investments, at fair value	$576,595	$557,612	$18,983	3.4%
Fair value, as a percent of cost	100.1%	102.0%	(1.9)%	(1.9)
Net asset value per common share	$9.44	$9.28	$0.16	1.7
NM – not meaningful

First Fiscal Quarter 2022 Highlights:

•

Portfolio Activity: Invested $106.9 million in six new proprietary portfolio companies and $3.9 million in existing portfolio companies. Received $96.8 million in repayments and net proceeds, primarily from the exits of five portfolio companies including a $13.4 million net realized gain in conjunction with our exit of Lignetics, Inc. Of these new investments, 65% were first lien loans which rose to 72.4% of the portfolio at cost and the weighted average yield on the debt portfolio was unchanged at 10.3%.

•

Net Investment Income/ROE: NII surged 34% over last quarter to $9.2 million, or $0.27 per share, driven by higher fee income and lower net management fees. Strong earnings and portfolio appreciation combined to lift the ROE for the quarter to 15.1%.

•	Net Asset Value: Increased 1.7% from September 30, 2021, to $323.9 million, or $9.44 per share, as of December 31, 2021 which brings the NAV increase over the past year to $1.83 per share or 24.0%.

•

Debt Refinancing: In November 2021, we completed a private placement of 3.75% Notes due 2027 with an aggregate principal amount outstanding of $50.0 million which supported the voluntary redemption of our 5.375% Notes due 2024 with an aggregate principal amount outstanding of $38.8 million. As of the end of the quarter, our debt-to-equity ratio was a conservative 81.4% and 79% of our debt was at fixed rates.

First Fiscal Quarter 2022 Results:

Total investment income during the quarters ended December 31, 2021 and September 30, 2021 was $16.2 million and $14.4 million, respectively. The quarter over quarter increase was primarily due to a $1.6 million increase in success fees received associated with the exit of Lignetics, Inc. Interest income declined by $0.4 million quarter over quarter as the average interest-bearing investment portfolio increase of 1.4% did not offset the $0.6 million of past due interest received during the prior quarter.

Total expenses decreased by $0.5 million, quarter over quarter, primarily due to a $1.3 million decrease in the net base management fee due to the Adviser as a result of higher fee credits associated with the elevated level of originations, partially offset by a $0.6 million increase in the net incentive fee due to the Adviser.

Net investment income for the quarter ended December 31, 2021 was $9.2 million, an increase of 33.9%, as compared to the prior quarter, or $0.27 per share and covered the dividends paid of $0.195 by 137%.

The net increase in net assets resulting from operations was $12.1 million, or $0.35 per share, for the quarter ended December 31, 2021, compared to $32.7 million, or $0.98 per share, for the quarter ended September 30, 2021. The current quarter increase was driven by the increase in net investment income and $2.9 million in net realized and unrealized gains.

Subsequent Events: Subsequent to December 31, 2021, the following significant events occurred:

•	Portfolio Activity:

•	In January 2022, our investment in Belnick, Inc. paid off at par for net cash proceeds of $10.0 million.

•	In January 2022, our investment in Keystone Acquisition Corp. paid off at par for net cash proceeds of $4.0 million.

•	Distributions Declared: In January 2022, our Board of Directors declared the following monthly distributions to common stockholders for January, February, and March 2022:

Record Date	Payment Date	Distribution per Common Share
January 21, 2022	January 31, 2022	$0.065
February 18, 2022	February 28, 2022	0.065
March 23, 2022	March 31, 2022	0.065

	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We are pleased to report that we were able to capitalize on the heightened level of deal activity last quarter and increase our first lien loans while generating a significant realized gain and maintaining our weighted average yield. The elevated deal activity also boosted fee income, which in addition to our portfolio appreciation, helped lift the Company’s ROE to 15.1% for the quarter and 27.9% for all of 2021. While 2021 ended on a high note, we expect our core lower middle market portfolio strategy and conservative balance sheet leverage to position us well to continue to grow our earnings over the balance of 2022.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 3, 2022, at 8:30 a.m. EST. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 10, 2022. To hear the replay, please dial (877) 660-6853 and use playback conference number 13725347. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2021, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.